UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TARONIS FUELS, INC.
(Name of Registrant as Specified in Its Charter)

THOMAS WETHERALD TOBIAS WELO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Concerned Shareholders of Taronis Fuels, Inc. File

Preliminary Consent Solicitation Statement to Remove

the Incumbent Board of Directors and Elect a New Board

Concerned Shareholders Highlight Taronis Fuels’ Unacceptable Performance and Lack of Acceptable Board Oversight

The Concerned Shareholders Will Hold the Board Accountable by Removing Five Taronis Directors and Electing Five Highly Qualified Nominees

Warns Current Board Against Entering into any Defensive Transactions

New York, Feb. 16, 2021 /PRNewswire/ -- Thomas Wetherald and Tobias Welo (together, the “Concerned Shareholders”, “we”, “our” or “us”), who beneficially own approximately 17.7% of the outstanding shares of Taronis Fuels, Inc. (OTCQB: TRNF) (“Taronis” or the “Company”), filed a preliminary consent statement with the U.S. Securities and Exchange Commission on Friday, February 12, 2021. Notably, the Concerned Shareholders have put forth proposals to reconstitute the Taronis Board of Directors, including a proposal to remove all five incumbent directors and a proposal to elect five highly-qualified nominees: Thomas Wetherald, Tobias Welo, Sergey Vasnetsov, Mary Pat Thompson and Andrew McCormick, as well as proposals to amend the Company's bylaws to help prevent against entrenchment by the incumbent directors.

The consent statement touches upon the operational, strategic, and capital allocation missteps that have resulted in significant dilution, financial mismanagement and value destruction overseen by Taronis’ incumbent Board and management. We believe the incumbent Board has rewarded management, and themselves, with excessive and unjustifiable compensation as shareholders have endured unrelenting pain.

In the meantime, the Company’s core industrial gas operations have been starved of capital for inventory and other capital equipment. These poor strategic decisions damaged customer and vendor relationships, limiting growth and profitability.

Chairman Bob Dingess and his fellow incumbent board members have endorsed an anti-shareholder friendly culture, defined by repeated dilutive stock and warrant issuances and what we believe to be a lack of cost control, a demonstrated lack of independence from CEO Scott Mahoney and a history of misalignment with shareholders. While common equity holders were massively diluted, Mr. Mahoney and the Board of Directors enjoyed significant personal financial gain.

We believe that replacing the current Board with our nominees will break the Board dynamic that has resulted in significant losses for shareholders. Taronis shares are currently trading near an all-time low because leadership has failed to provide a credible path to unlocking value. To the contrary, it seems to us that they only have a roadmap for enriching insiders at the expense of shareholders. We fear that another year under the incumbent Board’s leadership may lead Taronis into more unnecessary dilution based on unfulfilled promises and continued value destruction. Therefore, we have taken the extraordinary action of running a consent solicitation and are seeking to facilitate boardroom changes as quickly as possible.

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We expect the Company to attack our slate and disseminate falsehoods and misrepresentations. Do not be misled. The Concerned Shareholders caution our fellow Taronis shareholders to avoid being conned and misled by Mr. Dingess, Mr. Mahoney and the Board, who have never delivered any form of shareholder value creation. We caution the Board against attempting to enter into any dilutive and defensive transactions designed to further diminish or suppress the rights of the Company’s shareholders to select their representatives to the Board.

Thomas Wetherald, one of the Concerned Shareholders, issued the following statement: “There is no need for shareholders to continue suffering at the hands of Mr. Mahoney and the other four underperforming incumbent directors. It is clear to us – and hopefully other shareholders – that these individuals appear content to run Taronis for their own benefit. By removing the existing board and installing our slate of proven business and financial experts, we believe Taronis shareholders will finally have a Board that properly oversees the Company as an independent publicly-traded entity that adheres to established corporate governance practices, believes in financial discipline and attempts to create value for all shareholders. We believe a properly reconstituted and aligned Board will craft a superior corporate strategy – one that abhors unnecessary dilution, focuses on per-share value creation, embraces proper governance practices and improves financial management. Furthermore, and very importantly, we firmly believe a Board of Directors should serve in the best interest of all relevant Taronis Fuels stakeholders. This includes not only shareholders, but Taronis employees, customers, vendors and the broader community”.

Mr. Wetherald continues, “The vast majority of Taronis employees have worked hard to build a strong underlying foundation for this Company. However, their admirable efforts have been consistently undermined by substantial capital misallocation by Scott Mahoney and Tyler Wilson. These value-destructing activities have been overseen by the incumbent Board of Directors, which appears to be far more interested in enriching themselves with scarce and critical capital resources, rather than investing strategically to support efforts to properly serve customers with ample inventory and ongoing support, meet vendor obligations in a timely fashion and pursue promising growth opportunities. Our goal is to properly capitalize Taronis Fuels in the least dilutive fashion possible. We plan to promote a far wider distribution of equity across the broad employee base to reward their work. This will empower employees to focus on and be financially rewarded for their job. Similarly, we propose to also align the Board of Director slate with shareholders with compensation heavily skewed to equity. We believe this is a far superior alternative to the current financial model which disproportionately accrues to Mr. Mahoney, Mr. Wilson and incumbent Board of Directors. Based on prior history, if the incumbent Board of Directors is not replaced, we expect this to continue”.

Once the Concerned Shareholders file a definitive consent statement, they will begin soliciting the consents of Taronis stockholders on the WHITE Consent Card.

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Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, the Concerned Shareholders have filed a preliminary consent solicitation statement with the Securities and Exchange Commission (the “SEC”) to solicit consents from shareholders of the Company. Investors and security holders are urged to read the preliminary consent solicitation statement in its entirety, and the definitive consent solicitation statement and other relevant documents when they become available, because they will contain important information regarding the consent solicitation. The preliminary and definitive consent solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

Thomas Wetherald and Tobias Welo are participants in connection with the consent solicitation of the Company’s shareholders. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary consent solicitation statement filed with the SEC on February 12, 2021.

Investors:

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

jferguson@saratogaproxy.com

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